UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2019

EnSync, Inc.

(Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N88 W13901 Main Street, Menomonee Falls, Wisconsin		53051
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:       (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 7, 2019, EnSync, Inc. (the “Company”) received a deficiency letter from the NYSE American LLC (the “Exchange”) informing the Company that it is not in compliance with the Exchange’s continued listing standards as set forth in Section 1003(f)(v) of the Exchange’s Company Guide (the “Company Guide”). Specifically, the Exchange has determined that shares of the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the Company Guide, the Company’s continued listing on the Exchange is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the Exchange has determined to be July 7, 2019.

As a result of the foregoing, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide. In the interim, the Company’s common stock will continue to be listed on the Exchange, subject to the Company’s compliance with other continued listing requirements, and will continue to trade under the symbol “ESNC,” with the added designation of “.BC” to indicate that the Company is below compliance with the Exchange’s listing standards. The Exchange also publishes a list of noncompliant issuers and displays the .BC indicator on its website.

The Company intends to take measures to regain compliance with the listing standards set forth in the Company Guide on the timeline established by the Exchange. However there can be no assurance it will be able to do so, and if it does not the Exchange may initiate delisting proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnSync, Inc.

Dated: January 11, 2019	By:	/s/ William J. Dallapiazza
	Name: Title:	William J. Dallapiazza Chief Financial Officer